UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

MFIC CORPORATION
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

595073 10 7
(CUSIP Number)

Margaret M. Foran
Senior Vice President - Corporate Governance,
Associate General Counsel & Secretary
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
212-733-4802

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 27, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 595073 10 7

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)
G. D. Searle LLC 36-3399885
G. D. Searle LLC is an indirect wholly owned subsidiary of Pfizer Inc.
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Source of Funds (See Instructions) WC

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

6. Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. Sole Voting Power -0-
8. Shared Voting Power 423,600 as of 1/27/2006; 0 as of 2/15/2007
9. Sole Dispositive Power -0-
10. Shared Dispositive Power 423,600 as of 1/27/2006; 0 as of 2/15/2007

11. Aggregate Amount Beneficially Owned by Each Reporting Person   423,600 as of 1/27/2006; 0 as of 2/15/2007

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13. Percent of Class Represented by Amount in Row (11)   4.3% as of 1/27/2006; 0% as of 2/15/2007

14. Type of Reporting Person (See Instructions) CO

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

MFIC CORPORATION
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

595073 10 7
(CUSIP Number)

Margaret M. Foran
Senior Vice President - Corporate Governance,
Associate General Counsel & Secretary
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
212-733-4802

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 27, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 595073 10 7

1. Names of Reporting Persons IRS Identification Nos. of above persons (entities only)
Pfizer Inc.  13-5315170

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Source of Funds (See Instructions)   WC

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

6. Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. Sole Voting Power -0-
8. Shared Voting Power 423,600 as of 1/27/2006; 0 as of 2/15/2007
9. Sole Dispositive Power -0-
10. Shared Dispositive Power 423,600 as of 1/27/2006; 0 as of 2/15/2007

11. Aggregate Amount Beneficially Owned by Each Reporting Person  423,600 as of 1/27/2006; 0 as of 2/15/2007

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13. Percent of Class Represented by Amount in Row (11)   4.3% as of 1/27/2006; 0% as of 2/15/2007

14. Type of Reporting Person (See Instructions) CO

Item 5(e) of the Schedule 13 D/A is amended as follows:

Item 5. Interest in Securities of the Issuer

(e) 4.3% as of 1/27/2006; 0% as of 2/15/2007

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 11, 2007
Date

Signature: /s/ Susan Grant
Susan Grant, Secretary of G. D. Searle LLC

Signature: /s/ Lawrence A. Fox
Lawrence A. Fox, Vice President, Assistant General Counsel & Assistant Secretary, Pfizer Inc.
Name/Title

Attention: Intentional misstatements or omissions of fact
Constitute Federal criminal violations (See 18 U.S.C. 1001)